Exhibit 15.1

To

Petróleo Brasileiro S.A.- Petrobras

We are aware that our report dated August 3, 2012 on our review of interim financial information of Petróleo Brasileiro S.A. - Petrobras, for the six month period ended June 30, 2012 and included in the Company's quarterly report on Form 6-K for the quarter ended June 30, 2012 is incorporated by reference in its Registration Statement on Form F-3 dated August 29, 2012.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Auditores Independentes

Rio de Janeiro - Brazil

August 29, 2012

PricewaterhouseCoopers, Av. José Silva de Azevedo Neto 200, 1º e 2º, Torre Evolution IV, Barra da Tijuca, Rio de Janeiro, RJ, Brasil 22775-056

T: (21) 3232-6112, F: (21) 3232-6113, www.pwc.com/br

PricewaterhouseCoopers, Rua da Candelária 65, 20º, Rio de Janeiro, RJ, Brasil 20091-020, Caixa Postal 949,

T: (21) 3232-6112, F: (21) 2516-6319, www.pwc.com/br